                                                                     EXHIBIT 8-1

       [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM APPEARS HERE]



                                 March 6, 1996



MCN Corporation
MCN Financing I
MCN Financing II
c/o MCN Corporation
500 Griswold Street
Detroit, Michigan 48226

           Re:   MCN Corporation;
                 MCN Financing I;
                 MCN Financing II;
                 Registration Statement on Form S-3

Ladies and Gentlemen:

   We have acted as special United States tax counsel to (1) MCN Corporation (the "Company"), a corporation organized under the laws of the State of Michigan, and (2) MCN Financing I and MCN Financing II (each an "MCN Trust" and, together, the "MCN Trusts,"), statutory business trusts formed under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3, which was filed by the Company and the MCN Trusts with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act of 1933, as amended (the "Act") (such Registration Statement being hereinafter referred to as the "Registration Statement") relating to the registration under the Act of the Preferred Redeemable Increased Dividend Equity Securities (the "PRIDES") of the Company, the preferred securities (the "Preferred Securities") of each of the MCN Trusts, and certain other securities.

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

   Based upon the foregoing, we are of the opinion that the descriptions set forth under the captions "Certain Federal Income Tax Consequences" and "United States Federal Income Taxation" in the prospectus supplements for the offerings of the PRIDES and the Preferred Securities, respectively, included as part of the Registration Statement, correctly describe the material aspects of the United States federal income tax treatment, as of the date hereof, of an investment in the PRIDES and the Preferred Securities.

MCN Corporation
March 6, 1996
Page 2


We hereby consent to the filing of this opinion with the Commission as part of
Exhibit 8-1 to the Registration Statement. We also consent to the use of our name under the headings "Validity of Securities" in the base prospectus and "Legal Matters" in the prospectus supplements for the PRIDES and the Preferred Securities included within the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                                Very truly yours,

                                                /s/ SKADDEN, ARPS, SLATE,
                                                    MEAGHER & FLOM